UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 20, 2008

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143 (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 20, 2008, the Board of Directors of First Midwest Bancorp, Inc. (the "Company") appointed Barbara A. Boigegrain as a director of the Company, to hold office until the Company's next annual meeting of shareholders in 2009, when she is expected to be nominated for election to serve a three-year term.

Ms. Boigegrain (51), is the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church, which provides pension plans, retirement savings programs and health and welfare benefit plans for over 74,000 clergy and lay employees worldwide. Ms. Boigegrain oversees all fiduciary services and administrative operations of the General Board, which has $16 billion in assets under management. She has served as the General Secretary and Chief Executive Officer of the General Board since August 1994. Ms. Boigegrain enjoyed an 11-year consulting career with Towers Perrin, a global human resources management consulting firm prior to joining the General Board.

Ms. Boigegrain also serves as the Board Chair of the Church Benefits Association, a national organization of 50 denominational benefit programs, pension boards and religious orders. She also is the former Board Chair of the Evanston Inventure, a nonprofit, community economic revitalization corporation in Evanston, Illinois.

The Company's Nominating and Corporate Governance Committee recommended and nominated Ms. Boigegrain as a director candidate to the Board. The Company's Board of Directors has also concluded that Ms. Boigegrain is "independent" under the rules of The Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: August 26, 2008	/s/ Cynthia A. Lance
Cynthia A. Lance Executive Vice President and Corporate Secretary